                                               Filed pursuant to Rule 424(B)(1)
                                                         SEC File No. 333-82909

PROSPECTUS SUPPLEMENT
(To prospectus dated August 5, 1999)

                                 $5,750,000,000

                             Wal-Mart Stores, Inc.

                      $1,250,000,000 6.150% Notes Due 2001

                      $1,250,000,000 6.550% Notes Due 2004

                      $3,250,000,000 6.875% Notes Due 2009

--------------------------------------------------------------------------------

  We are offering $1,250,000,000 of our 6.150% notes due 2001, $1,250,000,000 of our 6.550% notes due 2004 and $3,250,000,000 of our 6.875% notes due 2009.

  We will pay interest on February 10 and August 10 of each year, beginning on February 10, 2000.

  The notes will be our senior unsecured debt obligations, will not be redeemable prior to maturity except in the case of a specified tax event, and will not be convertible or exchangeable.

  Application has been made to list the notes on the Luxembourg Stock Exchange.

  We expect to deliver the notes on or about August 10, 1999 through the book-entry facilities of The Depository Trust Company, Cedelbank or Euroclear.

                                          Public     Underwriting  Net proceeds
                                      offering price   discount    to Wal-Mart
                                      -------------- ------------ --------------
Per 6.150% note due 2001.............        99.946%      0.250%         99.696%
Total................................ $1,249,325,000  $3,125,000  $1,246,200,000
Per 6.550% note due 2004.............        99.849%      0.350%         99.499%
Total................................ $1,248,112,500  $4,375,000  $1,243,737,500
Per 6.875% note due 2009.............        99.608%      0.450%         99.158%
Total................................ $3,237,260,000 $14,625,000  $3,222,635,000

  Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


  Book-running Lead Manager                      Joint Lead Manager
    Lehman Brothers                         Banc of America Securities LLC


                               Senior Co-manager
                         Banc One Capital Markets, Inc.

Chase Securities Inc.
    Salomon Smith Barney
                TD Securities
                         Wachovia Securities, Inc.
                                               The Williams Capital Group, L.P.

August 5, 1999

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----

Wal-Mart Stores, Inc.......................................................  S-3
Recent Developments........................................................  S-3
Use of Proceeds of the Notes...............................................  S-4
Capitalization.............................................................  S-4
Selected Financial Data....................................................  S-5
Directors and Executive Officers...........................................  S-6
Description of the Notes...................................................  S-7
Book-Entry Issuance........................................................  S-9
U.S. Federal Income Tax Consequences to United States Aliens............... S-12
Underwriting............................................................... S-14
Validity of the Notes...................................................... S-15
General Information........................................................ S-15

                                   Prospectus

Where You Can Find More Information........................................    2
Special Note Regarding Forward-Looking Statements..........................    3
Wal-Mart Stores, Inc. .....................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    5
Description of the Debt Securities.........................................    5
U.S. Federal Income Tax Consequences to Holders............................   11
Plan of Distribution.......................................................   11
Legal Matters..............................................................   12
Experts....................................................................   12

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement.

   The notes are not being offered in any jurisdiction in which the offering is not permitted.

   The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss however arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the attached prospectus.

   Wal-Mart accepts responsibility for the information contained in this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus may only be used in connection with the offering of the notes.

   This prospectus supplement and the attached prospectus, including the documents incorporated by reference, will be available free of charge at the office of Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal, L-2955 Luxembourg. See "Where You Can Find More Information" in the attached prospectus.

                             WAL-MART STORES, INC.

   We are the world's largest retailer as measured by total net sales for fiscal 1999. We had total net sales of $137.6 billion in fiscal 1999, over 90% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

  . Wal-Mart stores, which include our discount stores and Supercenters in the United States;

  . SAM'S Clubs, which include our warehouse membership clubs in the United
    States; and

  . the international segment of our business.

   We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany and Mexico, and in China and Korea under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At January 31, 1999, we operated in the United States:

  . 1,869 Wal-Mart stores;

  . 564 Supercenters; and

  . 451 SAM'S Clubs.

   As of January 31, 1999, we also operated 153 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, five units in China, 95 units in Germany, 416 units in Mexico, four units in Korea and 15 units in Puerto Rico. The units operated by our International Division represent a variety of retail formats.

   Wal-Mart Stores, Inc. was incorporated in the State of Delaware on October 31, 1969.

   Wal-Mart Stores, Inc. is the parent company of a group of over 10 subsidiary companies, including McLane Company, Inc., Cifra, S.A. de C.V., Sam's West, Inc., Sam's East, Inc., Wal-Mart Stores East, Inc., Sam's Property Co., Wal-Mart Property Co., Wal-Mart Real Estate Business Trust and Sam's Real Estate Business Trust.

                              RECENT DEVELOPMENTS

   On June 29, 1999, Wal-Mart made a public bid to purchase the outstanding shares of Asda Group PLC, an English company that owns 229 grocery stores in the United Kingdom. The grocery stores also carry non-food items, including clothing. Asda is the third largest grocery chain in the United Kingdom and regularly serves over 6.5 million customers per week. For its fiscal year ended May 1, 1999, Asda reported unaudited consolidated operating profit of (Pounds)436 million, or approximately $706 million, on sales of (Pounds)8.198 billion, or approximately $13.281 billion. At May 1, 1999, Asda had net assets of (Pounds)2.517 billion, or approximately $4.078 billion. If we acquire Asda, Asda will serve as our initial entry into the U.K. retail market.

   We have offered to buy the shares of Asda for 220 English pence, or approximately $3.56, per share. We expect to pay a total of approximately $10.8 billion for the Asda shares. We have excluded persons who live in the United States from our bid and will not acquire shares from any Asda shareholder who is a U.S. person for purposes of the U.S. securities laws. We anticipate that, if our bid succeeds, our purchase of the Asda shares will be substantially complete by the middle of August 1999.

   As of the close of business in London on August 2, 1999, we had received valid acceptances of our bid as to approximately 62.83% of the outstanding shares of Asda and had acquired approximately 28.71% of the outstanding shares of Asda in the open market, representing a total of approximately 91.54% of the outstanding Asda shares. We anticipate that our bid to purchase the remaining outstanding shares of Asda will remain open for at least another 4 days.

   We will finance all of our purchases of Asda shares using the proceeds of short-term borrowings and issuances of debt securities, including the notes, and funds generated from operations. See "Use of Proceeds of the Notes."

   We have translated pounds sterling amounts to U.S. dollars in this section using the August 4, 1999 exchange rate of (Pounds)1.00=$1.6200.

                          USE OF PROCEEDS OF THE NOTES

   We estimate that the net proceeds from the sale of the notes will be approximately $5,710,562,500 after underwriting discounts and payment of transaction expenses.

   We will use all of these net proceeds to pay a significant portion of the cost of acquiring the Asda shares. See "--Recent Developments." We expect to fund remaining costs of the Asda shares with short-term borrowings and funds generated from operations.

                                 CAPITALIZATION

   The following table presents the consolidated capitalization of Wal-Mart and its subsidiaries at April 30, 1999 and as adjusted to give effect to the offering of the notes.

                                                               April 30, 1999
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in millions)
Short-term debt
  Long-term debt due within one year......................... $   877  $   877
  Obligations under capital leases due within one year.......     115      115
                                                              -------  -------
    Total short-term debt and capital lease obligations......     992      992
                                                              -------  -------
Long-term debt
  Long-term debt.............................................   6,933    6,933
  6.150% notes due 2001......................................      --    1,250
  6.550% notes due 2004......................................      --    1,250
  6.875% notes due 2009......................................      --    3,250
  Long-term capital lease obligations........................   2,846    2,846
                                                              -------  -------
    Total long-term debt and capital lease obligations.......   9,779   15,529
                                                              -------  -------
Shareholders' equity
  Common stock ($0.10 par value; 11,000,000,000 shares
   authorized;
   4,450,133,947 shares issued and outstanding)..............     445      445
  Capital in excess of par value.............................     433      433
  Retained earnings..........................................  21,620   21,620
  Other accumulated comprehensive income.....................    (481)    (481)
                                                              -------  -------
    Total shareholders' equity...............................  22,017   22,017
                                                              -------  -------
    Total long-term debt and capital lease obligations and
     shareholders' equity.................................... $32,788  $38,538
                                                              =======  =======


   The above table does not give effect to the following:

  . (Pounds)594 million, or approximately $955 million, of outstanding debt of Asda at May 1, 1999, which will become part of our consolidated capitalization if we acquire Asda; or

  . up to $5.0 billion of additional short-term borrowings that we may incur in connection with the Asda acquisition.

We have translated the pounds sterling amount in the preceding sentence to U.S. dollars using the April 30, 1999 exchange rate of (Pounds)1.00=$1.6085. See "-- Recent Developments."

   Except as noted above, there has been no material change in the consolidated capitalization of Wal-Mart and its subsidiaries since April 30, 1999.

   All of the outstanding common stock of Wal-Mart is fully paid and non-assessable.

                            SELECTED FINANCIAL DATA

   The following table presents selected financial data of Wal-Mart and its subsidiaries for the periods specified.

                                                                     Quarter Ended
                               Fiscal Years Ended January 31,          April 30,
                         ------------------------------------------ ---------------
                          1995    1996     1997     1998     1999    1998    1999
                         ------- ------- -------- -------- -------- ------- -------
                                                    (in millions)     (unaudited)
Income Statement Data:
Net sales............... $82,494 $93,627 $104,859 $117,958 $137,634 $29,819 $34,717
Non-interest expense....  78,444  89,526  100,456  112,796  131,088  28,599  33,129
Interest expense........     706     888      845      784      797     194     191
Total expense...........  79,150  90,414  101,301  113,580  131,885  28,793  33,320
Income before income
 taxes, minority
 interest and equity in
 unconsolidated
 subsidiaries...........   4,258   4,359    4,877    5,719    7,323   1,364   1,803
Net income..............   2,681   2,740    3,056    3,526    4,430     828   1,110

Balance Sheet Data:
Cash and cash
 equivalents............      45      83      883    1,447    1,879     771   1,967
Inventories.............  14,064  15,989   15,897   16,497   17,076  17,512  18,149
Total current assets....  15,338  17,331   17,993   19,352   21,132  19,690  22,346
Net property, plant and
 equipment..............  14,308  17,098   18,333   21,469   23,674  21,815  24,310
Net property under
 capital leases and
 other assets and
 deferred charges.......   3,173   3,112    3,278    4,563    5,190   4,539   5,367
Total assets............  32,819  37,541   39,604   45,384   49,996  46,044  52,023

Accounts payable........   5,907   6,442    7,628    9,126   10,257   9,765  11,235
Commercial paper........   1,795   2,458       --       --       --     527      --
Long-term debt due
 within
 one year...............      23     271      523    1,039      900     281     877
Obligations under
 capital leases due
 within one year........      64      69       95      102      106     105     115
Total current
 liabilities............   9,973  11,454   10,957   14,460   16,762  14,833  17,745
Long-term debt..........   7,871   8,508    7,709    7,191    6,908   7,193   6,933
Long-term obligations
 under capital leases...   1,838   2,092    2,307    2,483    2,699   2,555   2,846
Total liabilities.......  20,093  22,785   22,461   26,881   28,884  27,225  30,006

Total shareholders'
 equity.................  12,726  14,756   17,143   18,503   21,112  18,819  22,017

Total liabilities and
 shareholders' equity...  32,819  37,541   39,604   45,384   49,996  46,044  52,023

                        DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of Wal-Mart are as follows:

                              Principal Occupation

Directors

Jeronimo Arango......... Chairman of Cifra, S.A. de C.V.
John A. Cooper, Jr. .... Chairman of Cooper Communities, Inc.
Stephen Friedman........ Former Chairman of Goldman, Sachs & Co.
Stanley C. Gault........ Former Chairman and Chief Executive Officer of Goodyear Tire
                          & Rubber Company
David D. Glass.......... President and Chief Executive Officer of Wal-Mart Stores,
                          Inc.
Roland A. Hernandez..... Chairman and Chief Executive Officer of Telemundo Group,
                          Inc.
Dr. Frederick S.
 Humphries.............. President of Florida A & M University
E. Stanley Kroenke...... Chairman of The Kroenke Group
Elizabeth A. Sanders.... Management Consultant with The Sanders Group
Jack C. Shewmaker....... International Consultant, Rancher and Retired Wal-Mart
                          Executive
Donald G. Soderquist.... Senior Vice Chairman of the Board of Directors of Wal-Mart
                          Stores, Inc.
Dr. Paula Stern......... President of The Stern Group, Inc.
Jose H. Villarreal...... Partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
John T. Walton.......... Chairman of Quantum Partners, L.L.C.
S. Robson Walton........ Chairman of the Board of Directors of Wal-Mart Stores, Inc.

Executive Officers

S. Robson Walton........ Chairman of the Board
David D. Glass.......... President and Chief Executive Officer
Donald G. Soderquist.... Senior Vice Chairman
H. Lee Scott, Jr. ...... Vice Chairman and Chief Operating Officer
Paul R. Carter.......... Executive Vice President and President--Wal-Mart Realty
Bob Connolly............ Executive Vice President--Merchandising
Thomas M.Coughlin....... Executive Vice President and Chief Executive Officer--Wal-
                          Mart Stores Division
David Dible............. Executive Vice President--Speciality Division
Thomas Grimm............ Executive Vice President and President and Chief Executive
                          Officer--SAM'S Club Division
John B. Menzer.......... Executive Vice President and President and Chief Executive
                          Officer--International Division
Nick White.............. Executive Vice President--Food Division
James A. Walker, Jr. ... Senior Vice President and Controller

                            DESCRIPTION OF THE NOTES

   The following description of the terms and conditions of the notes supplements the more general terms and conditions of Wal-Mart's debt securities contained in the attached prospectus.

   The notes will be issued under the indenture and will be issued in registered form without interest coupons in denominations of $1,000 and integral multiples of $1,000. The notes will constitute our senior unsecured debt obligations and will rank equally among themselves and with all of our existing and future senior, unsecured and unsubordinated debt.

   The 6.150% notes due 2001 will mature on August 10, 2001 at 100% of their principal amount and will be initially issued in a total principal amount of $1,250,000,000. The 6.550% notes due 2004 will mature on August 10, 2004 at
100% of their principal amount and will be initially issued in a total principal amount of $1,250,000,000. The 6.875% notes due 2009 will mature on August 10, 2009 at 100% of their principal amount and will be initially issued in a total principal amount of $3,250,000,000.

   We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with any series of notes that we are offering and otherwise similar in all respects to the notes of that series so that these further notes will be consolidated and form a single series with the notes of that series. No additional notes may be issued if an event of default under the indenture has occurred.

   The notes will not be subject to a sinking fund and will not be redeemable prior to maturity, except in the case of a tax event, as explained below. The notes will not be convertible or exchangeable. We will pay principal of and interest and any premium on the notes in U.S. dollars.

   The notes will bear interest from August 10, 1999, at the annual interest rates specified on the cover page of this prospectus supplement. Interest will be payable semi-annually in arrears on February 10 and August 10 of each year, beginning on February 10, 2000, to the person in whose name the note is registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

   Notices to holders of the notes will be published in a leading daily newspaper in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. We expect that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxembourger Wort. Any notice shall be deemed to have been given on the date of publication or, if published more than once, on the date of first publication.

   The First National Bank of Chicago is the trustee under the indenture and will be the registrar and paying agent in the United States. As long as the notes are listed on the Luxembourg Stock Exchange, Kredietbank S.A. Luxembourgeoise will be the listing agent, paying agent and transfer agent for the notes in Luxembourg.

   The indenture and the notes will be governed by New York law.

Same-Day Settlement and Payment

   We will make all payments of principal of and interest on the notes to The Depository Trust Company ("DTC") in immediately available funds.

   The notes will trade in same-day funds settlement system until maturity. Purchases of notes in secondary market trading must be in immediately available funds.

Payment of Additional Amounts

   We will pay to the holder of any note who is a United States Alien, as defined below, additional amounts as may be necessary so that every net payment of principal of and interest on that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon that holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

      (a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection between that holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder, if that holder is an estate, trust, partnership or corporation, and the United States including, without limitation, that holder, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the U.S. or being or having been engaged in trade or business or present in the U.S. or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

      (b) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

      (c) any tax, assessment or other governmental charge imposed by reason of that holder's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

      (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on that note;

      (e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note if that payment can be made without withholding by any other paying agent;

      (f) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

      (g) any tax, assessment or other governmental charge imposed on interest received by (i) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986 and the regulations that may be promulgated thereunder) of our company or (ii) a controlled foreign corporation with respect to our company within the meaning of the Internal Revenue Code; or

      (h) any combination of items (a), (b), (c), (d), (e), (f) and (g);

nor will we pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of that note to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of that note.

   "United States Alien" means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event


   The notes of any series may be redeemed at our option in whole, but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, if we determine that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action, other than an action predicated on law generally known on or before August 5, 1999 except for proposals before the Congress before that date, taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of any action, whether or not such action or proposal was taken or made with respect to our company, (A) we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" on any note of that series or (B) there is a substantial possibility that we will be required to pay those additional amounts. Prior to the publication of any notice of redemption, we will deliver to the Trustee (1) an officers' certificate stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to the right of our company so to redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts.

                              BOOK-ENTRY ISSUANCE

   The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

   Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC's records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants' records. DTC will have no knowledge of your individual ownership of the notes. DTC's records will show only the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

   It is DTC's current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

   Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  . DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

  . we decide to discontinue the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated securities.

   In the event that we issue certificated securities under the limited circumstances described above, and the notes are listed on the Luxembourg Stock Exchange at that time, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at, as the case may be, the office of the transfer agent in The City of New York, The First National Bank of Chicago, or at the main office of the transfer agent in Luxembourg, Kredietbank S.A. Luxembourgeoise. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the office of the transfer agent in The City of New York, The First National Bank of Chicago, or at the main office of the transfer agent in Luxembourg, Kredietbank S.A. Luxembourgeoise. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new definitive note to the address of that person which is specified in the assignment form. In addition, if we issue notes in certificated form and the notes are listed on the Luxembourg Stock Exchange at that time, then we will make payments of principal of and interest and any premium on the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal against the surrender of these certificated notes at, as the case may be, the office of the paying agent in The City of New York, The First National Bank of Chicago, or at the main office of the paying agent in Luxembourg, Kredietbank S.A. Luxembourgeoise. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the United States.

   DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information of the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, (and will continue to contact), third-party vendors from whom DTC acquires services to impress upon them the importance of such service being Year 2000 compliant, and determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing, of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

Cedelbank and Euroclear

   Links have been established among DTC, Cedelbank and Euroclear (two European book-entry depositaries similar to DTC) to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

   Although DTC, Cedelbank and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

   Cedelbank and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Cedelbank and Euroclear, as participants in DTC.

   When notes are to be transferred from the account of a DTC participant to the account of a Cedelbank participant or a Euroclear participant, the purchaser must send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. Cedelbank or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Cedelbank or Euroclear will credit its participant's account. Credit for the notes will appear on the next day (European time).

   Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Cedelbank or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

   When a Cedelbank or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. In these cases, Cedelbank or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Cedelbank or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Cedelbank or Euroclear participant's account will instead be valued as of the actual settlement date.

          U.S. FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES ALIENS

   In the opinion of Hughes & Luce, L.L.P., our counsel, the following is a discussion of the material U.S. federal income tax consequences for beneficial owners of the notes that are United States Aliens. This discussion is based on current law which is subject to change. This discussion may not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. In addition, it may not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" or, in some cases, an expatriate of the United States. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this discussion.

   You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other tax jurisdiction.

U.S. Federal Withholding Tax

   The 30% U.S. federal withholding tax will not apply to any payment of principal of or interest, including original issue discount, on a particular series of notes, provided that:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and U.S. Treasury regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest on the notes is described in
    Section 881(c)(3)(A) of the Internal Revenue Code; and

  . (1) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (2) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from the beneficial owner and provides us with a copy.

   If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including original issue discount, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form 1001 claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

   The 30% U.S. federal withholding tax generally will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the note.

U.S. Federal Estate Tax

   Your estate will not be subject to U.S. federal estate tax on notes of a series beneficially owned by you at the time of your death, provided that (1) you do not own, within the meaning of the Internal Revenue Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of those classes of our voting stock and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

   If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. person as defined under the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

   Any gain or income realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

Information Reporting and Backup Withholding

   In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "--U.S. Federal Withholding Tax."

   In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Internal Revenue Code, or you otherwise establish an exemption.

   U.S. Treasury regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new U.S. Treasury regulations would not significantly alter the present rules discussed above, except in certain special situations.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters named below, severally and not jointly, the principal amount of notes set forth opposite their respective names:

                                  Principal             Principal             Principal
                                  Amount of             Amount of             Amount of
  Underwriter               6.150% Notes due 2001 6.550% Notes due 2004 6.875% Notes due 2009
  -----------               --------------------- --------------------- ---------------------
  Lehman Brothers Inc. ...     $  625,000,000        $  625,000,000        $1,711,250,000
  Banc of America
   Securities LLC.........        381,250,000           381,250,000         1,043,750,000
  Banc One Capital
   Markets, Inc. .........         81,250,000            81,250,000           162,500,000
  Chase Securities Inc. ..         37,500,000            37,500,000            75,000,000
  Salomon Smith Barney
   Inc. ..................         37,500,000            37,500,000            75,000,000
  TD Securities (USA)
   Inc. ..................         37,500,000            37,500,000            75,000,000
  Wachovia Securities,
   Inc. ..................         37,500,000            37,500,000            75,000,000
  The Williams Capital
   Group, L.P. ...........         12,500,000            12,500,000            32,500,000
                               --------------        --------------        --------------
    Total.................     $1,250,000,000        $1,250,000,000        $3,250,000,000
                               ==============        ==============        ==============

   The underwriters have advised us that they propose to offer the notes to the public initially at the public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of 0.150% of the principal amount of the 6.150% notes due 2001, 0.200% of the principal amount of the 6.550% notes due 2004 and 0.275% of the principal amount of the 6.875% notes due 2009. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of 0.125% of the principal amount of the 6.150% notes due 2001, 0.175% of the principal amount of the 6.550% notes due 2004 and 0.250% of the principal amount of the 6.875% notes due 2009. After the initial public offering of the notes is completed, the public offering prices and these concessions may be changed.

   In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling larger principal amounts of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither we nor any of the underwriters can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice. Lehman Brothers Inc. will act as stabilization manager for the offering of the notes.

   Some of the underwriters and their affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to Wal-Mart and its affiliates. In addition, Banc One Capital Markets, Inc. and The First National Bank of Chicago, the trustee, are each wholly-owned subsidiaries of Bank One Corporation.

   We will pay transaction expenses, estimated to be approximately $2,010,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the notes will not offer or sell notes in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments as principal or agent for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the public offers of Securities Regulations 1995; (2) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed on for us by Hughes & Luce, L.L.P., Dallas, Texas and for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                              GENERAL INFORMATION

   Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, Wal-Mart has deposited its certificate of incorporation and by-laws and a legal notice relating to the issuance of the notes with Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where copies may be obtained upon request. So long as any of the notes is outstanding, copies of these documents, together with this prospectus supplement, the attached prospectus, the indenture, a copy of the global notes representing the notes and our current annual and quarterly reports, and all future annual reports and quarterly reports, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise in Luxembourg, our listing agent, paying agent and transfer agent for the notes in Luxembourg. Kredietbank S.A. Luxembourgeoise will act as intermediary between the Luxembourg Stock Exchange and Wal-Mart and the holders of the notes. In addition, copies of our annual reports and quarterly reports may be obtained free of charge at that office.

   Except as disclosed in the prospectus supplement or the attached prospectus, including the documents incorporated by reference, there has been no material adverse change in the financial position of Wal-Mart since April 30, 1999.

   The independent auditors of Wal-Mart are Ernst & Young LLP, Tulsa, Oklahoma.

   Neither Wal-Mart nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the offering of the notes. We are not aware of any material litigation, arbitration or administrative proceedings pending or threatened.

   Resolutions authorizing the issue and sale of the notes were adopted by the executive committee of Wal-Mart's board of directors on July 13, 1999.

   The notes have been accepted for clearance through Euroclear and Cedelbank and have been assigned the following identification numbers:

                                          Common Code ISIN Number  CUSIP Number
                                          ----------- ------------ ------------
      6.150% notes due 2001..............  10081360   US931142BC67  931142BC6
      6.550% notes due 2004..............  10081416   US931142BD41  931142BD4
      6.875% notes due 2009..............  10081432   US931142BE24  931142BE2

PROSPECTUS

                             Wal-Mart Stores, Inc.

                                $10,500,700,000

                                DEBT SECURITIES

   This prospectus forms part of shelf registration statements that we filed with the SEC. We may use these registration statements to offer and sell, in one or more offerings at various times, up to a total of $10,500,700,000 of our debt securities. We may sell the debt securities in different series which have different terms and conditions.

   This prospectus provides you with a general description of the debt securities that we may offer. When we sell a particular series of the debt securities, we will provide a prospectus supplement describing the specific terms and conditions of that series of debt securities, including:

  . the public offering price;

  . the maturity date;

  . the interest rate or rates, which may be fixed or variable;

  . the times for payment of principal, interest and any premium; and

  . any redemption provisions of the debt securities in the series.

   The prospectus supplement may also contain, in the case of some series of debt securities, important information about U. S. federal income tax consequences to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement may also update or change information contained in this prospectus.

   You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   We maintain our principal executive offices at:

   702 S.W. 8th Street
   Bentonville, Arkansas 72716
   Telephone: (501) 273-4000.

   Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is August 5, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
Special Note Regarding Forward-Looking Statements..........................   3
Wal-Mart Stores, Inc.......................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Use of Proceeds............................................................   5
Description of the Debt Securities.........................................   5
U.S. Federal Income Tax Consequences to Holders............................  11
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

   You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

   We are not offering the debt securities in any jurisdiction in which the offer is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating the information that we have already filed with the SEC, the SEC allows us to "incorporate by reference" in this prospectus information contained in documents we have filed with the SEC. Those documents form an important part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus.

   We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete or terminate the offering of debt securities by this prospectus.

  . our Annual Report on Form 10-K for our fiscal year ended January 31, 1999; and

  . our Quarterly Report on Form 10-Q for our quarter ended April 30, 1999.

   As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your request we will provide you, free of charge, with a copy of the registration statement, any of the exhibits to the registration statement or a copy of any other filing we have made with the SEC. If you want more information, write in care of or call:

                            Allison D. Garrett, Esq.
               Assistant General Counsel and Assistant Secretary
                             Wal-Mart Stores, Inc.
                               Corporate Offices
                              702 S.W. 8th Street
                          Bentonville, Arkansas 72716
                           Telephone: (501) 273-4505

   You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

  . read and copy any materials we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its offices in New York, New York and Chicago, Illinois; or

  . visit the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   You can obtain more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes and incorporates by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be included, for example, under "Wal-Mart Stores, Inc." and "Use of Proceeds," and in certain portions of our reports and other information incorporated in this prospectus by reference. These forward-looking statements may include statements that address activities, events or developments that we expect or anticipate will or may occur in the future, including:

  . future capital expenditures, including the amount and nature of those expenditures;

  . expansion and other development trends of industry segments in which we are active;

  . our business strategy;

  . expansion and growth of our business; and

  . operations and other similar matters.

Although we believe the expectations expressed in the forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, a number of factors could cause actual results to differ materially from those expressed in any forward-looking statements, whether oral or written, made by us or on our behalf. Many of these factors have previously been identified in filings or statements made by us or on our behalf.

   Our business operations are subject to factors outside our control. Any one, or a combination, of these factors could materially affect our financial performance. These factors include:

  . the costs of goods;

  . competitive pressures;

  . inflation;

  . consumer debt levels;

  . currency exchange fluctuations;

  . trade restrictions;

  . changes in tariff and freight rates;

  . Year 2000 issues;

  . unemployment levels;

  . interest rate fluctuations; and

  . other capital market and economic conditions.

   Forward-looking statements that we make or that are made by others on our behalf are based on a knowledge of our business and the environment in which we operate, but because of the factors listed above, actual results may differ from those in the forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We assume no obligation to update any of the forward-looking statements.

                             WAL-MART STORES, INC.

   We are the world's largest retailer as measured by total net sales for fiscal 1999. We had total net sales of $137.6 billion in fiscal 1999, over 90% of which was generated in the United States. We operate mass merchandising stores that serve our customers primarily through the operation of three segments:

  . Wal-Mart stores, which include our discount stores and Supercenters in the United States;

  . SAM'S Clubs, which include our warehouse membership clubs in the United
    States; and

  . the international segment of our business.

   We currently operate in all 50 states of the United States, Puerto Rico, Argentina, Brazil, Canada, Germany and Mexico, and in China and Korea under joint venture agreements. In addition, through our subsidiary, McLane Company, Inc., we provide products and distribution services to retail industry and institutional food service customers. At January 31, 1999, we operated in the United States:

  . 1,869 Wal-Mart stores;

  . 564 Supercenters; and

  . 451 SAM'S Clubs.

   As of January 31, 1999, we also operated 153 Canadian Wal-Mart stores, 13 units in Argentina, 14 units in Brazil, five units in China, 95 units in Germany, 416 units in Mexico, four units in Korea and 15 units in Puerto Rico. The units operated by our International Division represent a variety of retail formats.

   Wal-Mart Stores, Inc. was incorporated in the State of Delaware in 1969.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of our earnings to fixed charges, for the periods indicated:

                                                                              Three Months
                                                                                 Ended
              Year Ended January 31,                                           April 30,
 ----------------------------------------------------------------           --------------------------
 1995       1996            1997            1998            1999            1998            1999
 ----       ----            ----            ----            ----            ----            ----
 4.62x      4.15x           4.59x           5.33x           6.24x           4.98x           6.11x

   For the purpose of computing our ratios of earnings to fixed charges, we have defined "earnings" to mean our earnings before income taxes and fixed charges, excluding capitalized interest and earnings attributable to minority interests owned by others in our subsidiaries.

   We have also defined "fixed charges" to mean:

  . the interest that we pay; plus

  . the capitalized interest that we show on our accounting records; plus

  . the portion of the rental expense for real and personal property that we believe represents the interest factor in those rentals.

   We have not disclosed ratios of earnings to fixed charges and preferred stock dividends because we do not have any shares of preferred stock outstanding.

                                USE OF PROCEEDS

   Except as we otherwise specifically describe in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities:

  . to repay the short-term borrowings that we have incurred to acquire land and construct stores and other facilities;

  . to repay short-term borrowings that we have incurred to acquire other companies and assets; and

  . to meet our other general working capital requirements.

Before we apply the net proceeds to one or more of these uses, we may invest those net proceeds in short-term marketable securities.

   We may also incur from time to time additional debt other than through the offering of debt securities under this prospectus.

                       DESCRIPTION OF THE DEBT SECURITIES

   We will issue the debt securities in one or more series under an indenture, dated as of April 1, 1991, that was supplemented by a supplemental indenture dated as of September 9, 1992 (which we refer to together as the "indenture"), between us and The First National Bank of Chicago, as the trustee.

   The indenture is a contract between us and the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if an "event of default," as that term is described below, occurs. Second, the trustee performs certain administrative duties for us.

   We have summarized below the material provisions of the debt securities to which this prospectus relates and the indenture. However, you should understand that this is only a summary, and we have not included all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to in the following summary, whether by reference to articles, sections or defined terms. The summary is qualified in its entirety by those provisions of the indenture. The section numbers set forth below refer to the sections of the indenture.

   We will describe the particular terms and conditions of any series of debt securities offered in the applicable prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

General

   As a holder of these debt securities, you will be one of our unsecured creditors and will have a right to payment equal to that of the other unsecured creditors of Wal-Mart Stores, Inc.

   The debt securities offered by this prospectus will be limited to a total of $10,500,700,000, or the equivalent amount in any non-U.S. currency. The indenture, however, does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

   The prospectus supplement will describe the following terms of each series of debt securities:

  . the title of the series;

  . the aggregate principal amount of the debt securities of the series;

  . the date or dates on which the principal will be paid;

  . the percentage of the principal amount at which the debt securities in the series will be issued and, if less than the face amount, the portion of the principal amount payable if the holders or the trustee accelerates the maturity of those debt securities;

  . the annual interest rate or rates payable on the debt securities in the series, which may be fixed or variable;

  . the date or dates from which interest, if any, will accrue;

  . the dates on which interest will be payable and the record dates for the interest payment dates;

  . the place or places where principal, interest and any premium will be paid;

  . the times when we may redeem some or all of the debt securities in the series or you may cause us to redeem some or all of those debt securities and terms of any of those redemptions;

  . the price at which we may redeem, at our option, the debt securities in the series;

  . whether we will be obligated to redeem or purchase any of the debt securities in the series with funds from a sinking fund and the times and terms, including price, on which we must redeem or purchase, those debt securities;

  . if other than denominations of $1,000 or a multiple of $1,000, the denominations, which may include other currencies, in which the debt securities in the series will be issuable and payable;

  . the currency of payment of principal of and interest and any premium on the debt securities in the series;

  . any index, formula or other method that we must use to determine the amount of payment of principal of and interest and any premium on the debt securities in the series;

  . the portion of the principal amount of the debt securities in the series which will be payable upon the acceleration of their maturity if the principal amount payable will be less than the total unpaid principal amount;

  . whether you may elect to be paid or we may pay you in a currency other than the currency in which the debt securities in the series are stated to be payable, and when and on what terms we must or may make that payment;

  . whether the debt securities in the series will be issued in certificated or book-entry form;

  . the applicability, if any, of the defeasance provisions of the indenture, or any modification thereof; and

  . any other specific terms and conditions of the series of debt securities.

   If we sell any series of debt securities for, that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currencies units or composite currencies in the prospectus supplement relating to the offer of that series.

   We may also offer and sell a series of the debt securities as original issue discount securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, at a substantial discount below their stated principal amount. We will describe the U.S. federal income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Covenants

   We summarize below the covenants contained in the indenture. Following the summary of these covenants, we provide the definitions of the capitalized terms that are used in the summary.

   Restrictions on Liens. We will not, and will not permit any of our subsidiaries to issue, assume or guarantee any debt for money we borrow if that debt is secured by any mortgage, deed of trust, security interest, pledge, lien or other encumbrance upon any Operating Property belonging to us or of any of our subsidiaries or any shares of stock or indebtedness of any of our subsidiaries, whether owned at the date of the indenture or thereafter acquired, without effectively securing the debt securities equally and ratably with that debt. This restriction does not, however, apply to:

  . mortgages on any property acquired, constructed or improved by us or any of our subsidiaries after January 31, 1991, created or assumed within 60 months after the acquisition, or construction or improvement is complete, or within six months after completion pursuant to a firm commitment for financing arrangement that we enter into within that 60-month period, to secure or provide for the payment of the purchase price or cost;

  . mortgages existing on any property at the time of its acquisition;

  . mortgages existing on any property, shares of stock or debt acquired from a corporation merged with or into us or one of our subsidiaries;

  . mortgages on property of any corporation existing at the time it becomes our subsidiary;

  . mortgages to secure debt of any of our subsidiaries to us or to another of our subsidiaries;

  . mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to those mortgages; or

  . mortgages for extending, renewing or replacing debt secured by any mortgage referred to in the foregoing items or in this item or any mortgages existing on January 31, 1991.

This restriction does not apply to the issuance, assumption or guarantee by us or any of our subsidiaries of debt secured by a mortgage which would otherwise be subject to the restrictions described above up to an aggregate amount which, together with all of our and our subsidiaries' secured debt, not including secured debt permitted under the foregoing exceptions, and the Value of Sale and Lease-back Transactions existing at that time other than those Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of certain long-term debt or to the purchase of other operating property, and other than those Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under the principle described in the first item above, does not exceed the greater of 10% of our Consolidated Net Tangible Assets or 15% of Consolidated Capitalization. (Section 3.03)

   Restrictions on Sale and Lease-back Transactions. We will not and will not permit any of our subsidiaries to, engage in Sale and Lease-back Transactions relating to any Operating Property, except for temporary leases for a term, including renewals, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries. However, we or our subsidiaries can engage in that type of transaction if the net proceeds of the Sale and Lease-back Transaction are at least equal to the sum of all costs incurred by us in connection with the acquisition of, and construction of any improvement on, the Operating Property to be leased and either:

  . we or our subsidiary would be entitled to incur debt secured by a mortgage on the property to be leased without securing the debt securities pursuant to the first exception to the prohibition on liens stated under "Restrictions on Liens" above; or

  . the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" above; or

  . we apply an amount equal to the sum of all costs incurred by us in connection with the acquisition of, and the construction of any improvements on, that property (1) to the payment or other retirement of certain of our or one of our subsidiary's long-term debt or (2) to the purchase of Operating Property, other than that involved in that Sale and Lease-back Transaction. (Section 3.04)

   Mergers, Consolidations and Sale of Our Assets. We may merge with or consolidate into another corporation or sell or convey all or substantially all of our property to another corporation that is authorized to purchase and operate our property, as long as:

  . immediately after the merger, consolidation, sale or conveyance, the surviving or acquiring corporation is not in default under the indenture;

  . the surviving or acquiring corporation is a U.S. corporation; and

  . the surviving or acquiring corporation assumes, by a supplemental indenture satisfactory to the trustee, the obligation to pay the principal of and interest and any premium on all of the debt securities and to perform our covenants under the indenture. (Section 10.01)

   In the case of a merger or consolidation or a sale or conveyance of all or substantially all of our assets and the assumption of our liabilities under the indenture by a successor corporation, the successor corporation will assume our place in the indenture as if it had originally been a party to the indenture. The successor corporation may then issue debt securities under the indenture. (Section 10.02)

   Definitions. The indenture contains the following defined terms that are used in the covenants. (Section 1.01)

   "Consolidated Capitalization" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less current liabilities and deferred income taxes.

   "Consolidated Net Tangible Assets" means the total of all the assets appearing on our and our subsidiaries' consolidated balance sheets less:

  . current liabilities;

  . reserves for depreciation and other asset valuation reserves;

  . intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and

  . appropriate adjustments on account of minority interests of other persons holding stock in any of our majority-owned subsidiaries.

   "Operating Property" means any manufacturing or processing plant, office facility, retail store, wholesale club, Supercenter, hypermart, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by us or any of our subsidiaries and having a book value on the date as of which the determination is being made of more than 0.60% of Consolidated Net Tangible Assets; provided, however, that separate items of equipment with an aggregate book value in excess of $200,000,000 that are secured pursuant to the same financing transaction will constitute one "Operating Property."

   "Sale and Lease-back Transaction" means any arrangement with any person providing for the leasing to us or any of our subsidiaries of any Operating Property, except for temporary leases for a term, including any renewal thereof, of not more than 48 months and except for leases between us and one of our subsidiaries or between our subsidiaries, which Operating Property has been or is to be sold or transferred by us or one of our subsidiaries to that person.

   "Value" means, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of:

  . the net proceeds from the sale or transfer of the property leased pursuant to that Sale and Lease-back Transaction; or

  . the sum of all of our costs incurred in connection with the acquisition of that property and the construction of any improvements thereon, as determined in good faith by us at the time of entering into that Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of that term, without regard to any renewal or extension options contained in the lease.

Events of Default, Notice and Waiver

   An event of default with respect to any series of debt securities is:

  .  a default in payment of principal or premium, if any, at maturity;

  .  a default for 30 days in payment of any interest;

  . our failure for 60 days after notice to perform any other of the covenants or agreements in the indenture;

  . our default in the payment of any of our debt or acceleration of any of that debt under the terms of the instrument under which that debt is issued, if that default in payment is not cured or that acceleration is not annulled within 10 days after written notice;

  . certain events in the case of our bankruptcy, insolvency or reorganization; or

  . any other event of default provided with respect to any series of debt securities. (Section 5.01)

   If an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of 25% in principal amount then outstanding of the debt securities of that series may declare the principal of all the debt securities to be due and payable immediately, but upon certain conditions that declaration may be annulled. The holders of a majority in principal amount then outstanding of the debt securities of a series may waive defaults, except an uncured default in the payment of principal of or interest or any premium on the debt securities. (Sections 5.01 and 5.06)

   We are required to file annually with the trustee a certificate either stating the absence of any default or specifying any default that exists. (Section 3.09) The trustee is required, within 90 days after the occurrence of a default with respect to the debt securities of any series, to give to the holders of the debt securities notice of all uncured defaults known to it. However, except in the case of default in the payment of principal and premium, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding that notice if the trustee in good faith determines that the withholding of that notice is in the interest of the holders of the debt securities of that series. The term "default," for the purpose of this provision only, means the occurrence of any of the events of default specified above excluding any grace periods. (Section 5.07)

   The trustee is entitled, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of the debt securities of any series before proceeding to exercise any right or power under the indenture at the request of those holders. The indenture provides that the holders of a majority in principal amount of each series of outstanding debt securities may direct, with regard to that series, the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that the trustee may decline to act if that direction is contrary to law or if the trustee determines in good faith that the proceeding so directed would be illegal or would involve it in personal liability. (Section 5.06)

Modification of the Indenture

   The trustee and we, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the debt securities at the time outstanding affected thereby, may execute supplemental indentures amending, changing or eliminating the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holders of those debt securities. However, no supplemental indenture of that kind may:

  . extend the fixed maturity of any debt securities or the time of payment of interest, reduce the interest rate, the principal amount or any premium to be paid upon redemption or the amount of principal of an original issue discount security that would be payable upon acceleration of maturity, or impair or affect the right of any debt security holder to institute suit for payment or the right of repayment, if any, at the option of the holder of debt securities, without the consent of the holder of each debt securities so affected; or

  . reduce the above percentage of debt securities, the holders of which are required to consent to any supplemental indenture of that kind, without the consent of the holders of all the affected debt securities then outstanding.

(Section 9.02) In some circumstances, the holders of a majority in aggregate principal amount of each series of debt securities may waive all defaults and rescind and annul a declaration that the series of debt securities has become due and payable and the consequences of a declaration of that kind. (Section 5.01)

   The trustee and we, without the consent of the holders of the debt securities, may execute an indenture or supplemental indentures to:

  . evidence the succession of another corporation to us and our successor's assumption to our agreements and obligations with respect to the debt securities and the indenture;

  . add to our covenants further restrictions or conditions that our board of directors and the trustee consider to be for the protection of holders of all or any series of the debt securities and to make the occurrence of a default in any of those additional covenants, restrictions or conditions a default or an event of default permitting enforcement of all or any of the several remedies provided in the indenture with some permissible limitations;

  . cure ambiguities or correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with another provision;

  . provide for the issuance of debt securities whether or not then outstanding under the indenture in coupon form and to provide for exchangeability of the coupon form securities with debt securities issued under the indenture in fully registered form;

  . establish the form or terms and to provide for the issuance of any series of debt securities under the indenture; and

  . evidence and provide for the acceptance of appointment of a successor trustee and to change the indenture as necessary to have more than one trustee under the indenture. (Section 9.01)

Defeasance of Offered Debt Securities in Certain Circumstances

   The indenture provides that our board of directors may provide by resolution that we will be discharged from any and all obligations in respect of the debt securities of any series upon the deposit with the trustee, in trust, of money and/or obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America, which through the payment of interest and principal those debt securities in accordance with their terms will provide money in an amount sufficient to pay any installment of principal of and interest on the debt securities of that series on the stated maturity of that payments in accordance with the terms of the indenture and those debt securities. A discharge may only occur if we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that the discharge will not be deemed, or result in, a taxable event with respect to holders of the debt securities of that series. (Section 11.05)

Global Securities

   Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. The global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specified terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Concerning the Trustee

   The First National Bank of Chicago, a national banking association with its principal offices in Chicago, Illinois, is the trustee under the indenture and will also serve as paying agent and registrar.

   The First National Bank of Chicago also serves as trustee under an indenture dated as of December 1, 1986 covering secured bonds issued in the aggregate principal amount of $137,082,000 by the owner-trustees of approximately 24 SAM'S Clubs store properties which are leased to us. We have issued notes in the aggregate principal amount of $1.00 billion under this indenture as originally executed and, as of the date of this prospectus, $7.05 billion under the indenture as supplemented. First Chicago Leasing Corporation, an affiliate of The First National Bank of Chicago, established a business trust which purchased 15 Wal-Mart discount department stores for $53,661,785 and leased the stores back to us for an initial term of 20 years in a transaction which was consummated on December 22, 1992. On November 10, 1994, a second business trust of which First Chicago Leasing Corporation is a beneficiary purchased an additional 23 Wal-Mart discount department stores for $128,842,5000 and leased the stores back to us for an initial term of 20 years. We expect that we will also maintain banking relationships in the ordinary course of business with The First National Bank of Chicago.

                U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

   A prospectus supplement may describe the principal U. S. federal income tax consequences of acquiring, owning and disposing of debt securities of some series in the following circumstances:

  . payment of the principal, interest and any premium in a currency other than the U. S. dollar;

  . the issuance of any debt securities with "original issue discount," as defined for U. S. federal income tax purposes; and

  . the inclusion of any special terms in debt securities that may have a material effect for U. S. federal income tax purposes.

                             PLAN OF DISTRIBUTION

General

   We may sell the debt securities being offered hereby:

  .  directly to purchasers;

  .  through agents;

  .  through dealers;

  .  through underwriters; or

  .  through a combination of any of those methods of sale.

   We may effect the distribution of the debt securities from time to time in one or more transactions either:

  .  at a fixed price or prices which may be changed;

  .  at market prices prevailing at the time of sale; or

  .  at prices related to the prevailing market prices; or

  .  at negotiated prices.

   We may directly solicit offers to purchase the debt securities. Offers to purchase debt securities may also be solicited by agents designated by us from time to time. Any of those agents, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth in the prospectus supplement.

   If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell those debt securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, may then resell those debt securities to the public at varying prices to be determined by that dealer at the time of resale.

   If we use an underwriter or underwriters in the sales, we will execute an underwriting agreement with those underwriters at the time of sale of the debt securities and the name of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this prospectus is delivered to the public. The compensation of any underwriters will also be set forth in the prospectus supplement.

   Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to our contributing to payments those underwriters, dealers, agents and other persons are required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or any of our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Hughes & Luce, L.L.P., our counsel.

                                    EXPERTS

   The consolidated financial statements of Wal-Mart Stores, Inc. and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

              PRINCIPAL EXECUTIVE OFFICES OF WAL-MART STORES, INC.

                             Wal-Mart Stores, Inc.
                              702 S.W. 8th Street
                          Bentonville, Arkansas  72716
                                     U.S.A.

                     TRUSTEE, REGISTRAR, U.S. PAYING AGENT
                            AND U.S. TRANSFER AGENT

                       The First National Bank of Chicago
                            One First National Plaza
                                   Suite 126
                            Chicago, Illinois 60670
                                     U.S.A.

           LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT

                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS

             To the Company                         To the Underwriters
         Hughes & Luce, L.L.P.                   Simpson Thacher & Bartlett
            1717 Main Street                        425 Lexington Avenue
          Dallas, Texas 75201                     New York, New York 10017
                 U.S.A.                                    U.S.A.


                              INDEPENDENT AUDITORS

                               Ernst & Young LLP
                            3900 One Williams Center
                             Tulsa, Oklahoma 74172
                                     U.S.A.

                                 $5,750,000,000


                             Wal-Mart Stores, Inc.


                      $1,250,000,000 6.150% Notes Due 2001

                      $1,250,000,000 6.550% Notes Due 2004

                      $3,250,000,000 6.875% Notes Due 2009



                                ---------------

                             Prospectus Supplement

                                 August 5, 1999

                                ---------------




 Book-running                              Joint Lead Manager
 Lead Manager                                     Banc of America Securities LLC
Lehman Brothers

                               Senior Co-manager
                         Banc One Capital Markets, Inc.

Chase Securities Inc.

    Salomon Smith Barney

          TD Securities

              Wachovia Securities, Inc.

                                               The Williams Capital Group, L.P.